Exhibit 99.2

National Security Solutions

Independent Auditor's Report

To Management and the Board of Directors of L-3 Communications Holdings, Inc.

We have audited the accompanying combined financial statements of National Security Solutions, a business of L-3 Communications Holdings, Inc. (as described in Note 1), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations and comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2014.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of National Security Solutions, a business of L-3 Communications Holdings, Inc., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Notes 2 and 9 to the combined financial statements, the Company has entered into significant transactions with L-3 Communications Holdings, Inc., a related party. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

October 2, 2015

National Security Solutions

Combined Balance Sheet

(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$3,997	$4,241
Receivables, net	183,069	193,575
Other current assets	13,478	13,909
Total current assets	200,544	211,725
Property, plant and equipment, net	26,622	14,552
Goodwill	1,018,844	1,138,433
Identifiable intangible assets	50,189	45,363
Other assets	1,783	667
Total assets	$1,297,982	$1,410,740
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$48,384	$72,895
Accrued employment costs	38,998	42,131
Accrued expenses	33,230	38,397
Deferred income taxes	20,168	22,163
Advance payments and billings in excess of costs incurred	2,654	6,702
Other current liabilities	4,406	3,021
Total current liabilities	147,840	185,309
Deferred income taxes	53,876	52,647
Income taxes payable	26,707	26,423
Other liabilities	10,157	4,290
Total liabilities	238,580	268,669
Commitments and contingencies (see Note 11)
Equity:
Parent company investment	1,059,402	1,142,111
Accumulated other comprehensive loss	—	(40)
Total equity	1,059,402	1,142,071
Total liabilities and equity	$1,297,982	$1,410,740

See notes to combined financial statements.

National Security Solutions

Combined Statements of Operations and Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Revenues	$1,239,972	$1,290,484	$1,466,328
Costs and expenses:
Cost of revenues	(1,116,526)	(1,127,188)	(1,301,506)
Selling, general and administrative expenses	(62,690)	(81,469)	(94,011)
Goodwill impairment	(158,677)	—	—
Total costs and expenses	(1,337,893)	(1,208,657)	(1,395,517)
Operating (loss) income	(97,921)	81,827	70,811
Other income (expense), net	18	(6)	(70)
(Loss) income before income taxes	(97,903)	81,821	70,741
Provision for income taxes	(17,591)	(32,435)	(28,240)
Net (loss) income	$(115,494)	$49,386	$42,501
Other comprehensive (loss) income:
Unrealized gains (losses) on hedging instruments (1)	40	(157)	(693)
Comprehensive (loss) income	$(115,454)	$49,229	$41,808

(1)	Amounts are net of income tax expense of $26 for the year ended December 31, 2014, and income tax (benefit) of ($96) and ($425) for the years ended December 31, 2013 and 2012, respectively.

See notes to combined financial statements.

National Security Solutions

Combined Statements of Changes in Equity

(In Thousands)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2011	$1,220,307	$810	$1,221,117
Net income	42,501	—	42,501
Unrealized loss on hedging instruments	—	(693)	(693)
Net transfers to parent	(128,585)	—	(128,585)
Balance at December 31, 2012	$1,134,223	$117	$1,134,340
Net income	49,386	—	49,386
Unrealized loss on hedging instruments	—	(157)	(157)
Net transfers to parent	(41,498)	—	(41,498)
Balance at December 31, 2013	$1,142,111	$(40)	$1,142,071
Net loss	(115,494)	—	(115,494)
Unrealized gain on hedging instruments	—	40	40
Net transfers to parent	32,785	—	32,785
Balance at December 31, 2014	$1,059,402	$—	$1,059,402

See notes to combined financial statements.

National Security Solutions

Combined Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES
Net (loss) income	$(115,494)	$49,386	$42,501
Depreciation of property, plant and equipment	7,077	6,847	7,165
Amortization of intangible assets	3,974	4,304	6,569
Impairment of goodwill	158,677	—	—
Deferred income tax (benefit) provision	(591)	4,706	(5,020)
Other non-cash items	527	(301)	163
Changes in operating assets and liabilities, excluding amounts from acquisitions:
Receivables	19,251	822	65,802
Other assets	271	1,468	5,986
Accounts payable, trade	(25,992)	(757)	(1,776)
Accrued employment costs	(4,996)	(2,048)	(3,417)
Accrued expenses	(5,310)	(8,869)	(5,784)
Advance payments and billings in excess of costs incurred	(4,353)	(2,777)	8,055
Other liabilities	(958)	(2,277)	5,294
Net cash from operating activities	32,083	50,504	125,538
INVESTING ACTIVITIES
Business acquisitions, net of cash acquired	(56,547)	—	—
Proceeds from the sale of a product line	—	375	3,000
Capital expenditures	(8,565)	(5,307)	(4,880)
Dispositions of property, plant and equipment	—	—	54
Net cash used in investing activities	(65,112)	(4,932)	(1,826)
FINANCING ACTIVITIES
Net transfers from (to) parent	32,785	(41,498)	(128,585)
Net cash from (used in) financing activities	32,785	(41,498)	(128,585)
Net (decrease) increase in cash and cash equivalents	(244)	4,074	(4,873)
Cash and cash equivalents, beginning of the year	4,241	167	5,040
Cash and cash equivalents, end of the year	$3,997	$4,241	$167

	Year Ended December 31,
	2014	2013	2012
Supplemental Cash Flow Disclosure
Cash paid for taxes (see Note 2)	$—	$—	$—
Non-cash Transaction
Acquisition of leasehold improvements and assumption of related liabilities	$8,522	$—	$—

See notes to combined financial statements.

National Security Solutions

Notes to Combined Financial Statements

(In Thousands)

1.	Description of Business

National Security Solutions Divestiture. On July 30, 2015, L-3 Communications Holdings, Inc. (“L-3 Holdings” or “L-3”) initiated a process to evaluate strategic alternatives for its National Security Solutions (“NSS’ or the “Company”) business. These strategic alternatives could include, among other possibilities, a potential sale, spin-off or other divestiture transactions for the business. The NSS business to be divested includes the National Security Solutions and Data Tactics legal subsidiaries of L-3. Any divestiture transaction will be conditioned on, among other things, final approval of the transaction by L-3’s Board of Directors.

Description of Business. NSS provide enterprise and mission information technology (“IT”) solutions, cyber operations support, intelligence operations support, integrated security and big data solutions. The Company’s customers include the United States (“U.S.”) Department of Defense (“DoD”), U.S. Government intelligence agencies, federal civilian agencies and foreign governments.

The Company has the following five reportable segments: (1) Defense Solutions, (2) Intelligence Solutions, (3) Federal Solutions, (4) Global Solutions and (5) Data Tactic. Defense Solutions delivers reliable Command, Control, Communications, Computers, Cyber, Intelligence, Surveillance and Reconnaissance (“C5ISR”) infrastructure and services, intelligence analytics and operational solutions. By improving program efficiencies and delivering secure, cost-effective, next-generation IT solutions, these services help solve the challenges of complex information environments. Intelligence Solutions provides relevant, timely and cost-effective, mission-enabling solutions and mission-essential staff to help national and homeland security customers manage, move and make sense of information to accomplish their missions. Federal Solutions delivers solutions that streamline operations, lower Total Cost of Ownership, while increasing user satisfaction and improving overall performance. Global Solutions provides fully integrated, unique, low-risk solutions and services that address security challenges in the areas of cybersecurity, critical infrastructure, command and control, and perimeter and border protection. Data Tactics provides specialized large-scale data analytics, cybersecurity and cloud computing solution services. Financial information with respect to each of our segments is included in Note 12.

The business headquarters and principal operations of NSS are located in Reston, Virginia.

2.	Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation. The accompanying combined financial statements of NSS are derived from the accounting records of L-3 as if it operated on a stand-alone basis. The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the combined financial position, results of operations and cash flows of L-3’s National Security Solutions and Data Tactics legal subsidiaries.

All significant intercompany transactions between the combined businesses that comprise NSS have been eliminated.

The combined statements of operations include expense allocations for the corporate functions provided to the Company by L-3, including, but not limited to, executive management, finance, legal, human resources, employee benefits administration, treasury, tax, internal audit, information technology, communications, ethics and compliance, insurance, and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or headcount. Both L-3 and the Company believe these allocations have been made on a consistent basis and are a reasonable reflection of the utilization of the services received by, or benefits provided to NSS by L-3 during the periods presented. However, these allocations may not be indicative of the actual expense that would have been incurred had the Company operated as a separate entity apart from L-3. Actual expenses that may have been incurred, had NSS been a stand-alone company, would have depended on a number of factors, including the stand-alone organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Transactions between NSS and L-3 have been included in these combined financial statements, are considered to be effectively settled for cash at the time the transaction is recorded, and therefore are included as financing activities in the combined statements of cash flows. The net effect of these transactions is included in the combined balance sheets as Parent Company Investment.

L-3 uses a centralized approach to cash management and financing its operations. The majority of the Company’s cash receipts are transferred to L-3 daily and L-3 funds the Company’s working capital and capital expenditure requirements as needed. Cash transfers to and from L-3’s cash management accounts are recorded in Parent Company Investment in the combined balance sheets.

The combined financial statements include certain assets and liabilities that have been historically recorded at the L-3 corporate level but are specifically identifiable or otherwise attributable to NSS.  L-3’s third party debt, and the related interest expense has not been allocated to NSS for any of the periods presented because L-3’s borrowings and the related guarantees on such borrowings are not directly attributable to the combined businesses that comprise NSS, and NSS is not expected to assume L-3’s debt presently or in connection with a divestiture transaction.

The businesses that comprise NSS guarantee L-3’s third party debt on a full and unconditional, joint and several basis, along with substantially all of L-3’s other material domestic subsidiaries. Upon completion of a divestiture transaction, the businesses that comprise NSS will no longer guarantee L-3’s debt.

See Note 9 for a further description of the transactions between NSS and L-3.

Parent Company Investment. Parent company investment in the combined balance sheets represents L-3’s historical investment in NSS, the net effect of cost allocations from and transactions with L-3, net cash transfers to L-3, and NSS’s accumulated earnings.

Accounting Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant of these estimates and assumptions relate to the recoverability, useful lives and valuation of goodwill and identifiable intangible assets, income taxes and contingencies. Changes in estimates are reflected in the periods during which they become known. Actual amounts will differ from these estimates and could differ materially.

Revenue Recognition. Substantially all of the Company’s revenues are generated from written contractual (revenue) arrangements. A substantial majority of the Company’s contractual (revenue) arrangements have a period of performance of 12 months or less and, given their short duration, generally have few contract modifications. The sales price for the Company’s revenue arrangements are generally either cost-plus fixed fee, cost-plus award fee, time-and-material or fixed-price type. Depending on the contractual scope of work, the Company utilizes either accounting standards for revenue arrangements with commercial customers or contract accounting standards for these contracts. For 2014, $1,220,576, or 98% of the Company’s revenues were covered by accounting standards for revenue arrangements with commercial customers. These revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been performed, the selling price to the buyer is fixed or determinable and collectability is reasonably assured. The remaining $19,396, or 2% of revenues were generated from contracts (revenue arrangements) that are covered by contract accounting standards. These revenues are recognized based on a percentage-of-completion method of accounting.

Revenues and profits on cost-plus type contracts are recognized as allowable costs are incurred on the contract, at an amount equal to the allowable costs plus the earned fees on those costs as the Company becomes contractually entitled to reimbursement of the costs and the applicable fees. The fee on a cost-plus type contract is fixed or variable based on the contractual fee arrangement. Cost-plus type contracts with award fee provisions are the Company’s primary variable contract fee arrangement. Award fees provide for a fee based on actual performance relative to contractually specified criteria. Revenues and profit on award fees are recorded when awarded by the customer.

Revenues and profits on time-and-material type contracts are recognized on the basis of direct labor hours expended multiplied by the contractual fixed rate per hour, plus the actual costs of materials and other direct non-labor costs.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Revenues for fixed-price service contracts that do not contain measurable units of work performed are generally recognized on a straight-line basis over the contractual service period, unless evidence suggests that the revenue is earned, or obligations are fulfilled, in a different manner. Revenues on fixed price service contracts that contain measurable units of work performed are generally recognized when the units of work are completed.

Revenues for fixed-price type contracts covered by contract accounting standards are recognized using a ratio of actual cumulative costs incurred to total estimated costs at completion of the contract multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods. A single estimated total profit margin is used to recognize profit. Losses on contracts are recognized in the period in which they become evident. The impact of revisions of contract estimates, which may result from contract modifications, performance or other reasons, are recognized on a cumulative catch-up basis in the period in which the revisions are made. Aggregate net changes in contract estimates increased operating income by $437, or 1%, for the year ended December 31, 2014, $6,760, or 8%, for the year ended December 31, 2013, and $3,671, or 5%, for the year ended December 31, 2012.

Revenues and profit in connection with contracts to provide services to the U.S. Government that contain collection risk because the contracts are incrementally funded and subject to the availability of funds appropriated, are deferred until a contract modification is obtained, indicating that adequate funds are available to the contract or task order.

Cost of Revenues. Cost of revenues primarily consists of compensation expenses for program personnel, the fringe benefits associated with this compensation, and other direct expenses incurred to complete programs, including cost of materials and subcontract efforts.

Selling, General, and Administrative Expenses. Selling, general and administrative expenses are expensed as incurred.

Employee Stock-Based Compensation. Certain key employees of NSS participate in L-3’s stock-based compensation plan. L-3 issues restricted stock units, non-qualified stock options and performance units under its existing plan to employees of the Company.

The Company follows the fair value based method of accounting for stock-based employee compensation, which requires the Company to expense all stock-based employee compensation.

Compensation expense for all restricted stock unit and stock option awards is recognized, net of estimated forfeitures, on a straight-line basis over the requisite service period, which is generally three years, based on the grant date fair value. Compensation expense for performance units payable in L-3 common stock is based on the fair value of the units at the grant date (measurement date), adjusted each reporting period for progress towards the target award, and recognized on a straight line basis over the requisite service period.

Income Taxes. The Company’s operations have historically been included in L-3’s U.S. federal and state income tax returns and all income taxes have been paid by L-3. Income taxes are presented in these combined financial statements as if the Company filed its own tax returns on a stand-alone basis. Current income tax liabilities are assumed to be immediately settled with L-3 against the parent company investment account.

The Company provides for income taxes using the liability method. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances for deferred tax assets are provided when it is more likely than not that the assets will not be realized, considering, when appropriate, tax planning strategies.

Income tax accounting standards prescribe (1) a minimum recognition threshold that an income tax benefit arising from an uncertain income tax position taken, or expected to be taken, on an income tax return is required to meet before being recognized in the financial statements and (2) the measurement of the income tax benefits recognized from such positions. The Company’s accounting policy is to classify uncertain income tax positions that are not expected to be resolved in one year as non-current income tax liabilities and to classify potential interest and penalties on uncertain income tax positions as elements of the provision for income taxes on its financial statements.

Cash and Cash Equivalents. Cash and cash equivalents represent cash that is directly attributable to the Company. Cash equivalents consist of highly liquid investments with an original maturity of three months or less at the time of purchase.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Inventory. Inventory is included in other current assets in the Combined Balance Sheets and is carried at the lower of cost or market. Cost is computed on a specific identification basis. A provision for excess or inactive inventory is recorded based on an analysis that considers current inventory levels, historical usage patterns and future revenue expectations. The Company had inventory balances of $2,590 at December 31, 2014 and $2,631 at December 31, 2013, substantially all of which relates to its Defense Solutions business.

Property, Plant and Equipment. Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by applying the straight-line method to the estimated useful lives of the related assets. Useful lives for machinery, equipment, furniture and fixtures range from 2 to 10 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s balance sheet and the net gain or loss is included in the determination of operating income.

Goodwill. The Company records goodwill in connection with the acquisition of businesses when the purchase price exceeds the fair values of the assets acquired and liabilities assumed. Generally, the largest intangible assets from the businesses that the Company acquires are the assembled workforces, which includes the human capital of the management, administrative, marketing and business development, engineering and technical employees of the acquired businesses. The success of the Company’s businesses, including their ability to retain existing business (revenue arrangements) and to successfully compete for and win new business (revenue arrangements), is primarily dependent on the management, marketing and business development, contracting, engineering and technical skills and knowledge of its employees, rather than on productive capital (plant and equipment, and technology and intellectual property). Additionally, for a significant portion of its businesses, the Company’s ability to attract and retain employees who have U.S. Government security clearances, particularly those of top-secret and above, is critical to its success, and is often a prerequisite for retaining existing revenue arrangements and pursuing new ones. Therefore, because intangible assets for assembled workforces are part of goodwill in accordance with the accounting standards for business combinations, the substantial majority of the intangible assets for the Company’s business acquisitions is recognized as goodwill. Additionally, the value assigned to goodwill for the Company’s business acquisitions also includes the value that the Company expects to realize from cost reduction measures that it implements for its acquired businesses.

The carrying value of goodwill is not amortized, but is tested for impairment annually as of November 30 and, additionally on an interim basis, whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable. The accounting standards for goodwill allow for the assessment of qualitative factors to determine whether it is more likely or not that the fair value of the reporting unit is less than its carrying amount. The Company did not utilize a qualitative assessment approach for the November 30, 2014 goodwill impairment test, as the Company chose instead to complete the quantitative two-step testing process for each reporting unit. The first step in the process is to identify any potential impairment by comparing the carrying value of a reporting unit to its fair value. The Company determines the fair value of its reporting units using a discounted cash flow valuation approach. If a potential impairment is identified, the second step is to measure the impairment loss by comparing the implied fair value of goodwill with the carrying value of goodwill of the reporting unit.

Identifiable Intangible Assets. Identifiable intangible assets represent assets acquired as part of the Company’s business acquisitions and include customer contractual relationships, technology and favorable leasehold interests. The initial measurement of these intangible assets is based on their fair values. The most significant identifiable intangible asset that is separately recognized for the Company’s business acquisitions is customer contractual relationships. All of the Company’s customer relationships are established through written customer contracts (revenue arrangements). The fair value for customer contractual relationships is determined, as of the date of acquisition, based on estimates and judgments regarding expectations for the estimated future after-tax earnings and cash flows (including cash flows for working capital) arising from the follow-on sales on contract (revenue arrangement) renewals expected from the customer contractual relationships over their estimated lives, including the probability of expected future contract renewals and sales, less a contributory assets charge, all of which is discounted to present value.

Identifiable intangible assets are: (1) tested for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and (2) amortized over their estimated useful lives as the economic benefits are consumed. The Company reviews and updates its estimates of the duration of its customer contractual relationships. If such estimates indicate that the duration of the Company’s customer contractual relationships has decreased compared to the estimates made as of the date the Company acquired these intangible assets, the Company accelerates the amortization period for its customer contractual relationships over their remaining economic life.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Derivative Financial Instruments. The Company’s derivative financial instruments include foreign currency forward contracts, which are entered into for risk management purposes.

The Company enters into contracts with customers that are denominated in currencies other than its functional currency, the U.S. dollar. To protect the functional currency equivalent cash flows associated with certain of these contracts, L-3 enters into foreign currency forward contracts on behalf of the Company. The Company’s activities involving foreign currency forward contracts are designed to hedge the changes in the functional currency equivalent cash flows due to movements in foreign exchange rates compared to the functional currency. The foreign currency hedged is the British pound. L-3 manages exposure to counterparty non-performance credit risk by entering into foreign currency forward contracts only with major financial institutions that are expected to fully perform under the terms of such contracts. Foreign currency forward contracts are recorded in the Company’s balance sheets at fair value and are generally designated and accounted for as cash flow hedges in accordance with the accounting standards for derivative instruments and hedging activities. Gains and losses on designated foreign currency forward contracts that are highly effective in offsetting the corresponding change in the cash flows of the hedged transactions are recorded net of income taxes in accumulated other comprehensive income (loss) (accumulated OCI) and then recognized in income when the underlying hedged transaction affects income. Gains and losses on foreign currency forward contracts that do not meet hedge accounting criteria are recognized in income immediately.

The Company had no outstanding derivative financial instruments as of December 31, 2014. The Company had derivative financial instruments recorded at fair value of $207 as of December 31, 2013, which are included in other current assets on the combined balance sheet.

Accounting Standards Issued and Not Yet Implemented. In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-11, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market, with market defined as replacement cost, net realizable value, or net realizable value less a normal profit margin. This update is effective for interim and annual periods beginning after December 15, 2016. The adoption of this standard will not impact the Company’s financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-5, which is meant to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement by providing guidance as to whether an arrangement includes the sale or license of software. This update is effective for interim and annual periods beginning after December 15, 2015. The adoption of this standard will not materially impact the Company’s financial position, results of operations or cash flows.

In February 2015, the FASB issued ASU 2015-2, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. This update is effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The adoption of this standard will not have an impact on the Company’s financial position, results of operations or cash flows.

In January 2015, the FASB issued ASU 2015-1, which eliminates from U.S. GAAP the concept of extraordinary items. The update is effective for the Company for interim and annual periods beginning after December 15, 2015. The adoption of this standard will not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2014, the FASB issued ASU 2014-12, which provides new guidance on accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The update requires a reporting entity to treat a performance target that affects vesting and that could be achieved after the requisite service period as a performance condition under Accounting Standards Codification (ASC) 718 Compensation – Stock Compensation, and apply existing guidance as it relates to awards with performance conditions that affect vesting to account for such awards. The update is effective for the Company for the interim and annual periods beginning after December 15, 2015. The adoption of this standard will not have an impact on the Company’s financial position, results of operations or cash flows.

National Security Solutions

Notes to Combined Financial Statements (Continued)

In May 2014, the FASB issued ASU 2014-9, Revenue from Contracts with Customers, which will replace numerous requirements in U.S. GAAP, including industry-specific requirements, provide companies with a single revenue recognition model for recognizing revenue from contracts with customers and significantly expand the disclosure requirements for revenue arrangements. The new standard, as amended, will be effective for the Company for interim and annual reporting periods beginning on January 1, 2018, with early application permitted beginning on January 1, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company is currently evaluating the expected impact of the adoption of this standard on its consolidated financial statements and related disclosures and the transition alternatives available. As the new standard will supersede substantially all existing revenue guidance, it could impact revenue and cost recognition on substantially all of the Company’s contracts, in addition to the Company’s business processes and information technology systems. As a result, the Company’s evaluation of the impact of the standard will extend over future periods.

3.	Acquisitions

All business acquisitions are included in the Company’s results of operations from their respective acquisition dates.

On March 4, 2014, L-3 acquired Data Tactics Corporation, renamed L-3 Data Tactics, for a purchase price of $56,941, which was financed with cash on hand, and assigned to L-3’s National Security Solutions segment. The purchase price and purchase price allocation for L-3 Data Tactics was finalized as of December 31, 2014, with no significant changes from preliminary amounts. L-3 Data Tactics is a specialized provider of large-scale data analytics, cybersecurity and cloud computing solution services, primarily to the DoD. Based on the final purchase price allocation, the aggregate goodwill recognized for this business was $39,088, substantially all of which is expected to be deductible for income tax purposes. The goodwill was assigned to the newly formed Data Tactics reportable segment.

The table below presents a summary of the fair value of the L-3 Data Tactics assets acquired and liabilities assumed.

Cash and cash equivalents	$394
Receivables, net	8,746
Other current assets	915
Total current assets	10,055
Property, plant and equipment, net	2,587
Goodwill	39,088
Identifiable intangible assets	8,800
Total assets acquired	60,530
Account payable, trade	1,481
Accrued employment costs	1,863
Other current liabilities	245
Total liabilities assumed	3,589
Net assets acquired	$56,941

National Security Solutions

Notes to Combined Financial Statements (Continued)

Unaudited Pro Forma Statements of Operations Data

The following unaudited pro forma Statements of Operations data presents the combined results of the Company and the Data Tactics business acquisition, assuming that the Data Tactics business acquisition had occurred on January 1, 2013.

	Year Ended December 31,
	2014	2013
Pro forma net sales	$1,247,099	$1,335,168
Pro forma net (loss) income	$(115,952)	$49,424

The unaudited pro forma results disclosed in the table above are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had L-3 completed the Data Tactics acquisition on January 1, 2013.

4.	Receivables

The Company’s receivables principally relate to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government. Revenues from the U.S. Government under prime contracts and subcontracts, as compared to total revenues, were approximately 98% for the years ended December 31, 2014, 2013, and 2012. The components of contract receivables are presented in the table below.

	December 31,
	2014	2013
Billed receivables	$50,410	$57,408
Unbilled receivables:
Amounts billable	114,320	119,537
Revenues recorded in excess of milestone billings on fixed price contracts	19,922	18,074
Allowance for doubtful accounts	(1,583)	(1,444)
Total receivables, net	$183,069	$193,575

Amounts billable consist principally of amounts to be billed within the next month, generally from cost-plus type contracts and time-and-material type contracts due to the timing of preparation of invoices to customers. Revenues recorded in excess of milestone billings on fixed-price type contracts consist of amounts not expected to be billed within the next month. Such amounts are converted to billed receivables when invoiced to customers according to contractual billing terms, which generally occur when performance milestones are completed. The Company believes that substantially all of the unbilled contract receivables at December 31, 2014 will be billed and collected within one year.

The Company does not believe it has significant exposure to credit risk as accounts receivable and the unbilled amounts are primarily due from the U.S. Government. The allowance for doubtful accounts primarily represents the Company’s estimate for exposure to compliance, contractual issues and bad debts related to prime contractors and commercial customers

5.	Property, Plant and Equipment

The table below presents the components of property, plant and equipment.

	December 31,
	2014	2013
Machinery, equipment, furniture and fixtures	$37,478	$29,884
Leasehold improvements	17,176	22,198
Gross property, plant and equipment	54,654	52,082
Accumulated depreciation and amortization	(28,032)	(37,530)
Property, plant and equipment, net	$26,622	$14,552

National Security Solutions

Notes to Combined Financial Statements (Continued)

6.	Goodwill and Identifiable Intangible Assets

The table below presents the changes in goodwill allocated to the Company’s reportable segments, which are also reporting units.

	Intelligence Solutions	Defense Solutions	Federal Solutions	Global Solutions	Data Tactics	Total
Balance at December 31, 2012	$448,708	$418,408	$165,609	$105,708	$—	$1,138,433
Balance at December 31, 2013	$448,708	$418,408	$165,609	$105,708	$—	$1,138,433
Business acquisitions	—	—	—	—	39,088	39,088
Goodwill impairment	—	(103,941)	—	(54,736)	—	(158,677)
Balance at December 31, 2014	$448,708	$314,467	$165,609	$50,972	$39,088	$1,018,844

As discussed in Note 2, the carrying value of goodwill is tested for impairment annually as of November 30 as well as whenever events or changes in circumstances indicate that the carrying amount may not be recoverable using a two-step process for each reporting unit.

The first step of the November 30, 2014 annual impairment test indicated that a portion of the $418,408 of goodwill for the Company’s Defense Solutions reporting unit, and a portion of the $105,708 of goodwill for the Company’s Global Solutions reporting unit may not have been recoverable. The Company performed the second step of the impairment tests to measure the impairment losses for 2014 and determined that the implied goodwill was (i) $103,941 lower than the respective carrying amount of goodwill for the Defense Solutions reporting unit, and (ii) $54,736 lower than the respective carrying amount for the Global Solutions reporting unit. Accordingly, the Company recorded non-cash charges of $158,677 for the year ended December 31, 2014 for the impairment of goodwill. The goodwill impairment charges were due to a decline in the estimated fair values of the Defense Solutions and Global Solutions reporting units as a result of a decline in their projected future cash flows. The decline in Defense Solutions projected cash flows in 2014 was primarily due to contract award losses and lower selling prices on certain re-competed programs and task orders caused by competitive pricing pressures. The decline in Global Solutions projected cash flows in 2014 was primarily due to the delay of the next phase of a security solutions program for a foreign government, and higher investments being made by the Company to capture new international business.

The Company’s accumulated goodwill impairment losses at December 31, 2014 were $158,677, of which $103,941 was recorded in the Defense Solutions segment and $54,736 was recorded in the Global Solutions segment.

Information on the Company’s identifiable intangible assets that are subject to amortization is presented in the table below.

	December 31, 2014				December 31, 2013
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)			(in thousands)
Customer contractual relationships	28	$86,448	$40,201	$46,247	$81,948	$36,585	$45,363
Technology	10	33,559	29,617	3,942	29,259	29,259	—
Favorable leasehold interests	—	5,929	5,929	—	5,929	5,929	—
Total	27	$125,936	$75,747	$50,189	$117,136	$71,773	$45,363

Amortization expense recorded by the Company for its identifiable intangible assets is presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Amortization expense	$3,974	$4,304	$6,569

National Security Solutions

Notes to Combined Financial Statements (Continued)

Based on gross carrying amounts at December 31, 2014, the Company’s estimate of amortization expense for intangible assets for the years ending December 31, 2015 through 2019 is presented in the table below.

	Year Ending December 31,
	2015	2016	2017	2018	2019
Estimated amortization expense	$4,419	$4,092	$3,958	$3,745	$3,553
7.	Pension and Other Employee Benefits

Pension Benefits. Certain of the Company’s employees that were hired on or before October 31, 2005 participate in qualified defined benefit plans sponsored by the Communications Systems West division of L-3 (“the DB Plans”). The Company’s employees participating in the DB Plans represent approximately 10% of the total number of plan participants. On January 1, 2014, L-3 enacted a plan amendment which froze all benefit accruals for future service provided by the Company’s employees. L-3 allocates pension costs to the Company based on the benefit obligations attributable to the Company’s employees. Pension cost allocations are assumed to be immediately settled with L-3 against the parent company investment account. The Company recorded pension (benefits) costs of ($306), $2,382 and $2,582 for the years ended December 31, 2014, 2013 and 2012, respectively.

Employee Savings Plan. Under the L-3 Communications Master Savings Plan or the Data Tactics Corporation 401(K) Profit Sharing Plan, the Company’s participating employees may receive Company matching or other contributions, in the form of L-3 common stock or cash, up to designated levels. The extent and form of the Company contributions and the applicable vesting terms vary among the businesses that comprise NSS. Company contributions are paid to the plan in cash, and for those employees who receive contributions in the form of L-3 common stock, the plan purchases shares from L-3 at fair market value. The Company’s contributions under the plan were $12,429, $11,065 and $13,435 for the years ended December 31, 2014, 2013 and 2012, respectively.

8.	Employee Stock-Based Compensation

Stock-Based Compensation Plans. The Company’s employees participate in the L-3 Amended and Restated 2008 Long Term Performance Plan (“2008 LTPP”). The following disclosures represent the portion of the 2008 LTPP in which the Company’s employees participated. Awards under the 2008 LTPP may be granted to any officer or employee of L-3 or any of its subsidiaries, non-employee directors, or to any other individual who provides services to or on behalf of L-3 or any of its subsidiaries. To date, awards under the 2008 LTPP have been in the form of L-3 restricted stock units, performance units and options to purchase L-3 common stock.

The Company’s stock-based compensation by form of award is presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Stock options	$165	$153	$271
Restricted stock units	2,098	2,158	2,900
Performance units	35	24	127
Total before income taxes	2,298	2,335	3,298
Income taxes	(894)	(908)	(1,283)
Total after income taxes	$1,404	$1,427	$2,015

Stock Options. The exercise price of L-3 stock options under the 2008 LTPP may not be less than the fair market value of L-3 common stock on the date of grant. Options expire after 10 years from the date of grant and vest ratably over a three-year period on the annual anniversary of the date of grant. All unvested options are subject to forfeiture upon termination of employment (subject to customary exceptions for death or disability). All of the stock option awards issued under the 2008 LTPP are non-qualified stock options for U.S. income tax regulations.

National Security Solutions

Notes to Combined Financial Statements (Continued)

The table below presents a summary of the Company’s stock option activity as of December 31, 2014 and changes during the year then ended.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Number of L-3 shares under option	(in thousands)		(in years)
Outstanding at January 1, 2014	93	$ 77.42	5.5	$2,772
Options granted	9	113.67
Options exercised	(35)	73.85
Options forfeited	—
Outstanding at December 31, 2014	67	$ 84.27	5.9	$2,813
Vested and expected to vest at December 31, 2014(1)	67	$ 84.22	5.9	$2,802
Exercisable at December 31, 2014	44	$ 81.26	4.5	$1,990

(1) Represents outstanding options reduced by expected forfeitures for options not fully vested.

The weighted average grant date fair value of the stock options awarded during 2014, 2013 and 2012 was $20.02, $12.09, and $11.32, respectively. The aggregate intrinsic value, disclosed in the table above, represents the difference between L-3’s closing stock price on the last trading day for the period, and the exercise price, multiplied by the number of in-the-money stock options.

The total intrinsic value of stock options exercised, based on the difference between the L-3 stock price at the time of exercise and the related exercise price, was $1,517, $378 and $96 for the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014, total unrecognized compensation costs related to stock options was $200 ($122 after income taxes), which are expected to be recognized over a weighted average remaining period of 1.8 years.

The actual income tax benefit realized related to compensation deductions arising from the exercise of stock options by the Company’s employees totaled $549, $142 and $115 for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock Option Fair Value Estimation Assumptions. The fair value of L-3 stock options are estimated at the date of grant using the Black-Scholes option-pricing valuation model. The valuation model is affected by L-3’s stock price as well as weighted average assumptions for a number of subjective variables described below.

•

Expected Holding Period. The expected holding period of stock options granted represents the period of time that stock options granted are expected to be outstanding until they are exercised. L-3 uses historical stock option exercise data to estimate the expected holding period.

•	Expected Volatility. Expected volatility is based on L-3’s historical share price volatility over a period matching the expected holding period.
•	Expected Dividend Yield. Expected dividend yield is based on L-3’s anticipated dividend payments and historical pattern of dividend increases over the expected holding period.
•	Risk-Free Interest Rate. The risk-free interest rates for stock options are based on U.S. Treasuries for a maturity matching the expected holding period.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Changes in assumptions can materially impact the estimated fair value of stock options. The weighted average assumptions used in the valuation model are presented in the table below.

	2014 Grants	2013 Grants	2012 Grants
Expected holding period (in years)	5.5	5.6	5.4
Expected volatility	24.4%	26.4%	27.0%
Expected dividend yield	2.7%	3.6%	3.6%
Risk-free interest rate	1.7%	1.0%	1.0%

Restricted Stock Units. L-3 awards restricted stock units that automatically convert into shares of L-3’s common stock upon vesting. These awards are subject to forfeiture until certain restrictions have lapsed, including a three year cliff vesting period starting on the date of grant. The weighted average grant date fair value of the restricted stock units awarded during 2014, 2013 and 2012 was $113.67, $77.00 and $67.49, respectively. The grant date fair value of the restricted stock unit awards is based on L-3’s closing stock price at the date of grant, and is generally recognized as compensation expense on a straight-line basis over the vesting period. However, for employees who attain retirement eligibility status prior to the end of the three year cliff vesting period, and who have provided at least one year of service after the date of grant, compensation expense is recognized over the shorter period from the date of grant to the retirement eligibility date. Retirement eligible employees are those employees that have attained the age of 65 and have completed at least five years of service (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

The table below presents a summary of the Company’s nonvested restricted stock unit awards as of December 31, 2014 and changes during the year then ended.

	Number of Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested balance at January 1, 2014	105	$ 73.69
Granted	26	113.67
Vested	(35)	76.82
Forfeited	(8)	76.61
Transfers, net	(2)	71.77
Nonvested balance at December 31, 2014	86	$ 83.99

As of December 31, 2014, total unrecognized compensation costs related to nonvested restricted stock awards were $2,392 ($1,462 after income taxes), and are expected to be recognized over a weighted average remaining period of 1.8 years. The total fair value of restricted stock unit awards vested during the years ended December 31, 2014, 2013 and 2012 as of their vesting dates was $4,044, $2,512 and $3,212, respectively.

Performance Units. L-3 grants performance unit awards, with each unit having a value at the time of grant equal to a share of L-3’s common stock. The number of units ultimately earned can range from zero to 200% of the original award based upon the level of performance achieved by L-3 over the associated performance period in relation to pre-determined performance goals. Units earned under the program are converted into shares of L-3’s common stock, or are paid in cash based on the closing price of L-3’s common stock at the end of the performance period, as determined at the time of grant by the Compensation Committee of the Board of Directors of L-3.

During the years ended December 31, 2014, 2013 and 2012, the Company granted performance unit awards with a weighted average grant date fair value per unit of $113.67, $77.00 and $67.49, respectively. All the awards granted in 2014, 2013 and 2012 have performance conditions based on L-3’s diluted earnings per share (“EPS”). The performance periods for the awards began on January 1 of the applicable grant year and end on December 31 of the year corresponding to a three-year performance period. Units earned under the award are convertible into shares of L-3’s common stock. As of December 31, 2014, total unrecognized compensation costs related to the awards were $86 ($52 after income taxes) and are expected to be recognized over a weighted average remaining period of 1.7 years.

National Security Solutions

Notes to Combined Financial Statements (Continued)

The table below presents a summary of the Company’s performance unit awards based on expected performance as of December 31, 2014 and changes during the year then ended.

	Payable in Shares (EPS)
	Number of Units	Weighted Average Grant Date Fair Value
	(in thousands)
Outstanding at January 1, 2014	1.0	$77.00
Granted	0.9	113.67
Decrease due to expected performance	(0.3)	77.00
Vested	—	—
Outstanding at December 31, 2014	1.6	$97.61

The performance period for awards granted in 2012 ended on December 31, 2014. The performance award previously granted in the first quarter of 2012 was transferred out of the Company in the third quarter of 2012 because the executive who was the recipient of the award transferred their employment from the Company to another subsidiary of L-3.

9.	Related Party Transactions and Parent Company Investment

Allocation of Corporate Expenses. The combined statements of operations include L-3 corporate expense allocations for corporate functions provided to the Company, which are reported within selling, general and administrative expenses, totaling $17,800, $17,900 and $19,000 for the years ended December 31, 2014, 2013 and 2012, respectively. The remaining corporate allocations of $40,424, $41,614 and $45,757 for the years ended December 31, 2014, 2013 and 2012, respectively, represent direct corporate expenses. Direct corporate expenses include employee benefits, stock-based compensation, insurance, and treasury expenses that have been allocated based on direct usage by the Company.

Related Party Revenues and Cost of Goods Sold. The Company is a party to transactions to purchase and sell products and services to and from other L-3 subsidiaries and divisions. Revenues earned from these affiliated entities were $5,117, $3,732 and $5,248 for the years ended December 31, 2014, 2013 and 2012, respectively. Purchases of products and services from these affiliated entities were $39,361, $16,062 and $110,352 for the years ended December 31, 2014, 2013 and 2012, respectively, and are included within cost of revenues in the combined statements of operations.

The Company serves as prime contractor on contracts in which L-3 subsidiaries other than NSS perform all of the work under those contracts, except for certain administrative tasks including contract management. The Company does not recognize any profit on these contracts, as all profits are attributed to the L-3 subsidiary performing the work. The Company recognized revenues of $36,187 in 2014 and $99,790 in 2012 on these contracts, which are reported as L-3 pass through revenues in the segment disclosures presented in Note 12.

Parent Company Investment. Net transfers from/(to) parent are included within parent company investment on the combined statements of changes in equity. The components of the Company’s net transfers from/(to) parent are presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Intercompany revenues and purchases, net	$34,244	$12,330	$105,104
Cash pooling and general financing activities	(76,319)	(138,953)	(323,964)
Corporate allocations	58,224	59,514	64,757
Income taxes	16,636	25,611	25,518
Total net transfer from/(to) parent	$32,785	$(41,498)	$(128,585)

The net effect of these transactions is included in the combined balance sheets as Parent Company Investment.

National Security Solutions

Notes to Combined Financial Statements (Continued)

10.	Income Taxes

The Company’s operations have historically been included in L-3’s U.S. federal and state income tax returns. Income taxes are presented in these combined financial statements as if the Company filed its own tax returns on a standalone basis. These amounts may not reflect tax positions taken or to be taken by L-3, and have been available for use by L-3 and may remain with L-3 after a separation from L-3.

The Company’s income is fully subject to U.S. federal income tax, including the income of its foreign branches, which is also subject to taxation by the foreign countries in which the branches operate. Accordingly, all of the Company’s income is classified as domestic.

The components of the Company’s current and deferred portions of the provision for income taxes are presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Current income tax provision:
Federal	$12,039	$20,678	$25,529
State and local	2,969	4,151	4,834
Foreign	3,174	2,900	2,897
Subtotal	18,182	27,729	33,260
Deferred income tax provision (benefit):
Federal	(387)	3,777	(4,439)
State and local	(204)	929	(581)
Foreign	—	—	—
Subtotal	(591)	4,706	(5,020)
Total provision for income taxes	$17,591	$32,435	$28,240

A reconciliation of the statutory federal income tax rate to the effective income tax rate of the Company is presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	(1.8)	4.0	3.9
Foreign income taxes	(0.8)	1.0	0.8
Goodwill impairment	(49.8)	—	—
Research and experimentation and other tax credits	0.1	(0.9)	(0.1)
Other, net	(0.7)	0.5	0.3
Effective income tax rate	(18.0)%	39.6%	39.9%

National Security Solutions

Notes to Combined Financial Statements (Continued)

The significant components of the Company’s net deferred tax liabilities are presented in the table below.

	December 31,
	2014	2013
Deferred tax assets:
Inventoried costs	$6,443	$2,846
Compensation and benefits	9,090	10,808
Loss carryforwards	513	254
Fixed assets	—	1,417
Other	10,427	11,310
Gross deferred tax assets	26,473	26,635
Less: valuation allowance	(256)	(254)
Net deferred tax assets	26,217	26,381
Deferred tax liabilities:
Goodwill and other intangible assets	$57,348	$61,961
Income recognition on contracts in process	37,732	39,112
Property, plant and equipment	5,081	—
Other	100	118
Gross deferred tax liabilities	100,261	101,191
Total net deferred tax liabilities	(74,044)	(74,810)

The following table presents the classification of the Company’s net deferred tax liabilities.

	December 31,
	2014	2013
Current deferred tax liabilities	$(20,168)	$(22,163)
Non-current deferred tax liabilities	(53,876)	(52,647)
Total net deferred tax liabilities	$(74,044)	$(74,810)

As of December 31, 2014, the total amount of unrecognized tax benefits was $21,396, which would not significantly reduce the effective income tax rate, if recognized. A reconciliation of the change in unrecognized income tax benefits, excluding potential interest and penalties, is presented in the table below.

	Year Ended December 31,
	2014	2013	2012
Balance at January 1	$22,624	$22,214	$16,368
Additions for tax positions related to the current year	4,077	341	5,869
Addition for tax positions related to prior years	—	83	—
Reductions for tax positions related to prior years	(5,294)	—	—
Reduction for tax positions related to prior years as a result of a lapse of statute of limitations	(11)	(14)	(23)
Balance at December 31	$21,396	$22,624	$22,214

The Company has capital loss carryforwards of approximately $725 that expire beginning in 2017. The Company does not believe that it is more likely than not that it will generate sufficient capital gain income to utilize this carryforward. The Company had $6,441 of state net operating losses that will expire, if unused, between 2029 and 2034. The Company believes that it will generate sufficient taxable income, of the appropriate character, to utilize the state net operating losses before they expire.

National Security Solutions

Notes to Combined Financial Statements (Continued)

The Company files its Federal and certain state tax returns on a consolidated or combined basis with L-3. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. The statutes of limitations for L-3’s U.S. Federal income tax returns for the years ended December 31, 2010 through 2013 are open as of December 31, 2014. The U.S. Internal Revenue Service (“IRS”) commenced audits of L-3’s U.S. Federal income tax returns for 2010 and 2011. L-3 cannot predict the outcome of the audits at this time. As of December 31, 2014, the Company anticipates that the total amount of unrecognized tax benefits will remain substantially the same over the next 12 months. The actual amount could vary significantly depending on the ultimate timing and nature of any settlements.

As of December 31, 2014 and 2013, non-current income taxes payable includes accrued potential interest of $2,319 ($1,417 after income taxes) and $1,636 ($1,000 after income taxes), respectively, and potential penalties of $2,992 and $2,163, respectively. With respect to the interest related items, the Company’s income tax expense included an expense (benefit) of $417, $(15), and $28 for the years ended December 31, 2014, 2013 and 2012, respectively.

11.	Commitments and Contingencies

Non-Cancelable Operating Leases.  The Company leases certain facilities and equipment under agreements expiring at various dates through 2023. Certain leases contain renewal options or escalation clauses providing for increased rental payments based upon maintenance, utility and tax increases. No lease agreement imposes a restriction on the Company’s ability to pay dividends, engage in debt or equity financing transactions, or enter into further lease agreements. The following table presents future minimum payments under non-cancelable operating leases with initial or remaining terms in excess of one year at December 31, 2014.

	Real Estate	Equipment	Total
2015	$23,295	$970	$24,265
2016	22,922	588	23,510
2017	20,969	266	21,235
2018	19,982	—	19,982
2019	16,425	—	16,425
Thereafter	32,479	—	32,479
Total minimum payments required	136,072	1,824	137,896
Less: Sublease rentals under non-cancelable leases	3,567	—	3,567
Net minimum payments required	$132,505	$1,824	$134,329

Rent expense was $24,056 for 2014, $23,978 for 2013 and $25,221 for 2012. Sublease rental income was $2,480 for 2014, $4,147 for 2013 and $4,264 for 2012.

Procurement Regulations.  A substantial majority of the Company’s revenues are generated from providing services and products under legally binding agreements or contracts with U.S. Government and foreign government customers. U.S. Government contracts are subject to extensive legal and regulatory requirements, and from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several investigations from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures. The Company does not currently anticipate that any of these investigations will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. However, under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default, and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience and default, as well as other procurement clauses relevant to the foreign government.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Litigation Matters.  The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including those specified below. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.

In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. The estimated amounts of liabilities recorded for pending and threatened litigation are recorded in other current liabilities in the combined balance sheets. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. At December 31, 2014, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions quarterly and adjusts these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. With respect to the litigation matters below for which it is reasonably possible that an unfavorable outcome may occur, an estimate of loss or range of loss is disclosed when such amount or amounts can be reasonably estimated. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Accordingly, our current judgment as to the likelihood of our loss (or our current estimate as to the potential range of loss, if any) with respect to any particular litigation matter may turn out to be wrong. Therefore, it is possible that the financial position, results of operations or cash flows of the Company could be materially adversely affected in any particular period by the unfavorable resolution of one or more of these or other contingencies.

Department of Labor Audit. In 2009, the Department of Labor Wage and Hour Division began an audit of the Company’s Service Contract Act wage determinations with respect to employees performing services on a contract with the Department of Labor Bureau of Labor Statistics. In connection with the settlement of this matter in May 2014, the Company recorded charges of $1,033 in 2013 and $1,550 in 2012, of which $2,078 remained as a liability at December 31, 2014.

Signature Beach Litigation. On October 6, 2014, a subsidiary of the Company (among other defendants) was served with a complaint filed in the civil division of the circuit court of the First Judicial Circuit in and for Okaloosa County, Florida. An amended complaint was filed on March 4, 2015, and discovery has commenced. The dispute relates to work performed by the subsidiary as a general contractor for the construction of the Signature Beach Condominium in Destin, Florida. The amended complaint alleges that the construction was deficient and defective, and seeks unquantified monetary damages, interest, and fees and expenses. The Company is currently unable to reasonably estimate the amount or range of loss, if any, that may be incurred in connection with this matter because: (1) the proceedings are in their early stages, (2) the plaintiff has not yet indicated the specific amount of damages that will be sought at trial and (3) significant factual issues remain in dispute.

12.	Segment Information

The Company has five reportable segments, which are described in Note 1. The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. The Company evaluates the performance of its operating segments and reportable segments based on their revenues and operating income. All corporate expenses are allocated to the Company’s operating segments on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues or headcount. Accordingly, all costs and expenses, except for the goodwill impairment charge in 2014 (which is not included in the Company’s segment performance measures), are included in the Company’s measure of segment profitability.

National Security Solutions

Notes to Combined Financial Statements (Continued)

The table below present revenues, operating income, depreciation and amortization, capital expenditures, and total assets by reportable segment.

	Year Ended December 31,
	2014	2013	2012
Revenues
Defense Solutions	$528,529	$620,715	$668,718
Intelligence Solutions	456,906	443,606	470,371
Federal Solutions	142,806	186,374	187,908
Data Tactics	38,503	—	—
Global Solutions	38,292	41,160	39,560
L-3 pass-thru revenues (see Note 9)	36,187	—	99,790
Elimination of intercompany revenues	(1,251)	(1,371)	(19)
Total	$1,239,972	$1,290,484	$1,466,328
Operating Income (Loss)
Defense Solutions	$27,905	$44,453	$36,146
Intelligence Solutions	25,429	24,892	26,366
Federal Solutions	8,825	8,398	7,377
Data Tactics	690	—	—
Global Solutions	(2,093)	4,084	922
Segment total	$60,756	$81,827	$70,811
Goodwill impairment	(158,677)	—	—
Total	$(97,921)	$81,827	$70,811
Depreciation and Amortization
Defense Solutions	$4,401	$4,792	$5,805
Intelligence Solutions	3,929	3,800	4,673
Federal Solutions	1,322	1,553	1,846
Data Tactics	509	—	—
Global Solutions	890	1,006	1,410
Total	$11,051	$11,151	$13,734
Capital Expenditures
Defense Solutions	$3,809	$2,547	$2,388
Intelligence Solutions	3,298	1,824	1,680
Federal Solutions	1,031	767	671
Data Tactics	151	—	—
Global Solutions	276	169	141
Total	$8,565	$5,307	$4,880
Total Assets
Defense Solutions	$429,486	$554,909	$551,893
Intelligence Solutions	542,756	536,610	538,905
Federal Solutions	195,372	202,861	206,842
Data Tactics	59,927	—	—
Global Solutions	70,441	116,360	117,480
Total	$1,297,982	$1,410,740	$1,415,120

Substantially all of the Company’s long-lived assets are located in North America.

Revenues from the U.S. Government under prime contracts and subcontracts were approximately 98% for the years ended December 31, 2014, 2013 and 2012. The Company considers revenues from U.S. Government customers as revenues within the United States regardless of where the services are performed. The Company’s U.S. Government customers typically exercise independent contracting authority, and even offices or divisions within an agency or department may directly, or through a prime contractor, use the Company’s services as a separate customer as long as the customer has independent decision making and contracting authority within its organization.

National Security Solutions

Notes to Combined Financial Statements (Continued)

13.	Subsequent Events

The Company has evaluated all subsequent events through October 2, 2015 and did not identify any subsequent events.